October 17, 1996

John McCarroll (515) 281-2785




MidAmerican Energy Company today announced that it has entered into a letter of intent with KCS Energy Inc. of Edison, N.J. to sell its subsidiaries, InterCoast Oil and Gas Company, GED Energy Services Inc. and InterCoast Gas Services Company, for a price of $217 million.

InterCoast Oil and Gas, formerly Medallion Production Company, is involved in natural gas and oil exploration and production and marketing of oil and natural gas reserves. GED Energy Services and InterCoast Gas Services are natural gas marketing firms. KCS Energy is involved in oil and gas exploration, production and marketing.

The transaction is a part of MidAmerican's plan to redeploy certain of its non-regulated investments in order to support its strategy to be a leading regional electricity, natural gas and communications provider. The sale will generate cash of $140 million after taxes initially, and an additional $40 million when a short-term note is paid. It will result in an after-tax loss of $6.6 million, or 7 cents per common share. MidAmerican and KCS Energy expect to complete the transaction by the end of the year.

Dillon, Read & Co. Inc. served as financial advisors to MidAmerican in connection with this transaction.

MidAmerican Energy Company, Iowa's largest utility, serves 635,000 electric customers and 600,000 natural gas customers in Iowa, Illinois, South Dakota and Nebraska. Company headquarters are in Des Moines, Iowa. Information on MidAmerican is available on the Internet at http://www.midamerican.com.

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